Exhibit 99.1

ENVIROKARE TECH, INC. ANNOUNCES ANNUAL MEETING OF SHAREHOLDERS ' PRESENTATION INFORMATION

New York, New York – November 20, 2007 – Envirokare Tech, Inc. ("Envirokare Tech") (OTCBB: ENVK) announced information relating to a presentation made by Dr. E. Gary Cook, Chairman of the Board of LRM Industries, LLC, at its recent annual meeting of shareholders, held on November 14, 2007.   Envirokare, through its joint venture, LRM, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology to manufacture and market large molded products from reinforced and non-reinforced thermoplastic polymers.

After the business portion of the annual meeting of shareholders, Dr. Cook reviewed the progress made by LRM with the installation and operation of new manufacturing facilities in Rockledge, Florida.  In addition, he presented information on the progress of commercial and technical developments at LRM.  Based on current orders and anticipated progress, Dr. Cook informed the Envirokare shareholders that he expected LRM revenues to be in the range of $600,000 during the fourth quarter of 2007 and to grow to between $8 million and $12 million during the 2008 fiscal year.

Positive comments continue to be received by the Company from shareholders who attended the LRM post-annual meeting plant tour.  Mr. Louis F. Savelli, Envirokare's Chairman and Chief Executive Officer stated, "The responses from various LRM tour attendees is reaffirming to our Board and management.  We have been confident regarding the prospects of our joint venture and it is heartening to know that many of our shareholders are able to see and confirm the basis for this optimism."

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TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.